Exhibit 99.1
Contact:
Julie Wood
510-597-6505
FOR IMMEDIATE RELEASE
ONYX ANNOUNCES PRICING OF PUBLIC OFFERING
EMERYVILLE, CALIF. — November 18, 2005 — Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced the pricing of its public offering of 5,000,000 shares of its common stock at $25.25 per share. The Company expects to complete the sale of these shares on or about November 22, 2005. The Company has granted the underwriters a 30-day option to purchase 750,000 additional shares of common stock to cover over-allotments, if any.
Morgan Stanley & Co. Incorporated and Merrill Lynch & Co. are acting as joint bookrunning managers and underwriters for the offering.
Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 1585 Broadway, New York, NY, 10036 (tel: (212) 761-6775) or from Merrill Lynch & Co. (Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080). The offering will be made only by means of the prospectus.
The offering is being made pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar® with Bayer Pharmaceuticals Corporation.

Onyx announces pricing of public offering
November 18, 2005

For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib tosylate) Tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
Forward Looking Statements
 This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the company’s expectations indicated by these forward-looking statements. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q.
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